EXHIBIT 10.3
                                                                    ------------



                                                                  [Confidential]





                          COOPERATION COMPANY CONTRACT



                                     Between



                    Zhaoyuan Dongxing Gold Minerals Co., Ltd.



                                       And



                                Empire Gold Corp.


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                                    CONTENTS

ARTICLE                                                                     PAGE

1.  DEFINITIONS.............................................................   4
2.  JOINT VENTURE COMPANY...................................................   6
3.  REPRESNTATIONS AND WARRANTIES...........................................  11
4.  ENVIRONMENTAL MATTERS...................................................  13
5.  EXPLORATION ACTIVITIES..................................................  13
6.  LABOR SERVICES..........................................................  13
7.  TERMINATIONS, DISSOLUTIN AND LIQUIDATION................................  14
8.  DEFAULT AND RESPONSIBILITIES............................................  15
9.  ASSIGNMENTS AND TRANSFER................................................  15
10. EXCLUSIVE RIGHTS AND CONFIDENTIALITY....................................  15
11. FORCE MAJEURE...........................................................  16
12. GOVERNING LAW...........................................................  17
13. DISPUTES AND ARBITRATION................................................  17
14. INFORMATION.............................................................  17
15. NOTICES.................................................................  17
16. ENTIRE AGREEMENT........................................................  18
17. EQUALITY OF LANGUAGES...................................................  18
18. MISCELLANEOUS...........................................................  18



APPENDIX A:  EXPLORATION AND OPTION AGREEMENT TERMS.........................  21
APPENDIX B:  THE DETAILS OF MINING LICENSES.................................  24
APPENDIX C:  ADDITIONAL MINING AREA.........................................  26























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This Agreement (the" Contract") is entered into on this 31st day of March, 2006 between

Dongxing Gold Mineral Co., Ltd. ("Party A"), a Chinese legal entity established and existing under the laws and regulations of the People's Republic of China ("China"), registered in Chanzhuang Town, Zhaoyuan City, Shandong Province, China, with its legal address at Chanzhuang Town, Zhaoyuan, and Qizhi Liu, the Chief Director and President as the authorized representative for the purpose of entering into this Contract, and Mr. Qizhi Liu's telephone number is 0535-8322268 and mobile phone is 13805456539.

and

Empire Gold Corp. ("Party B"), a legal entity established and existing under the laws and regulations of the United States of America ("USA") with its legal address at Nevada, USA, and Pini Althaus, the Chief Director and President, as the authorized representative for the purpose of entering into this Contract, and his telephone number is 212-231-8171.

(Hereinafter Party A and Party B referred to as respectively and collectively as the "Parties).

WHEREAS:

A. Party A owns mining rights to carry out three gold minerals mining properties, Dongnangou, Dadaobei and Zhangjialing in Donggou Village area, Chanzhuang Town, Zhaoyuan City, Shandong Province, China; and agrees to contribute its mining rights, related exploration and mining data and mineral producing and selecting equipments to establish a corporation in Chanzhuang Town with Party B.

B. Party B desires to explore (including the depth exploration in the scope areas of the licenses rendered above), develop and mine minerals located firstly, in those areas of Zhaoyuan City Shandong Province, China that Party A owns the above noted mining rights and secondly, in those additional areas interested to both Party A and Party B, and Party B desires to provide its advanced technologies and funds for the exploration and mining activities.

C. Party A and Party B wish to develop a long term cooperation to develop mineral properties in Zhaoyuan City, Shandong Province, China:


Therefore, the Parties hereby agree as follows:











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Article 1  Definitions
----------------------

Unless otherwise defined or interpretable according to the context, the terms, definitions or abbreviations used in this Contract, shall have the following meanings:

"Additional Area" shall mean all lands in Zhaoyuan City, Shandong Province, China, located outside the cooperate Property rendered hereafter (as hereinafter defined) and secondly, mean the area that stipulated in Appendix C.

"China" means the People's Republic of China;

"Commercial Production" means when a project developed on the Property has satisfactorily advanced to the stage that it has completed a commercial completion test as determined by Party B and an engineer appointed by Party B;

"Contract Approval Date" shall mean the date when the Government (as herein after defined) has approved this Contract

"Contract Effective Date" shall mean the date this contract takes effect;

"Contract Term" shall mean the time period commencing on the Contract Effective Date and ending on the date this Contract is terminated in accordance with the terms of this Contract.

"Data" shall mean all geology data, geochemistry data, geophysics data, business data, operational data technical data and general data related to the Exploration Rights and activities of Party A concerning such Exploration Rights, in various formats including, but not limited to paper copies, e-mail copies, and electronic versions;

"Exploration Activities" shall mean all activities carried out within the Exploitation Areas to ascertain the existence, location, quantity, quality or its market value of Minerals (as hereinafter defined)

"Exploration Areas" shall mean all lands specified in Exploration Licenses (as hereinafter defined).

"Exploration Licenses" shall mean those licenses issued by the Ministry of Land and Resources or its successor government authority for Exploration Rights (as hereinafter defined) for Minerals (as hereinafter defined), which authorized the holder the right to take specified mineral exploration in the specified area and specified time term.

"Exploration Rights" shall mean the exploration rights defined in the Administrative Rules for Registration of Mineral Exploration Zones (Order of the









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State Council of China, No: 240, promulgated on 12 February, 1998) and other related laws and rules of China.

"Exploration Rights Fees" shall mean the fees payable to the applicable Government (as hereinafter defined) as defined in Article 13 of the Administrative Rules for Registration of Mineral Exploration Zones (Order of the State Council of China, No: 240, promulgated on 12 February, 1998) and other related laws and rules of China;

"Mining rights" and "Mining License" shall mean right and license as defined in Administrative Rules for Registration of Mineral mining Zones (Order of the State Council of China, No: 241, promulgated on 12 February, 1998) and other related laws and rules of China;

"Feasibility Study" shall mean a report to be prepared following selection by Party B of one or more alternative development and mining plans as outlined in the Pre-feasibility study and approved by Party B's directors. The Feasibility Study shall be in a form and of a scope that is generally acceptable to reputable financial institutions that provide financing to the mining industry.

"Government" shall mean the applicable part of the government structure of China comprised of the central government and local government at and above the county level and other relevant committees, ministries, bureaus and institutions with administrative rights over the matters set out in this Contract;

"Illegal Mining" shall mean all exploration and mining activities not in conformity with China's laws and regulations carried out in the Exploration Areas subsequent to the Contract Approval Date;

"Interest" shall mean the rights and obligations indicated by the percentage of either Party in the Company to be established in accordance with the provisions of Article 9 of this Contract;

"Company Incorporation Date" shall mean the date that the Government issues the business license for the Company;

"Minerals" shall mean all ores, metals, minerals, or mineral substances, waste materials, waste rocks, which are permitted to mined pursuant to the laws and regulations of China's laws and regulation from the Exploitation Areas;

"Mining Operations" shall mean all activities related to mining, separation, smelting and marketing of mineral deposits including but not restricted to engineering, development, mining, disposition, processing, transportation, loading and unloading, smelting and marketing of Minerals acquired from the Exploitation Areas;








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"Other Products" shall mean all other gold products except gold bullion bars and other commercial mineral products sold by the Company;

"Property" shall mean those lands subject to the Mining Licenses as more particularly described in Appendix B to this Contract.

Pre- feasibility study" shall mean one or more studies commissioned by Party B and prepared to analyze whether economically viable mining operations may be possible on the Properties. Such study (ies) must first be examined and approved by Party B's Board of Directors has insure that Party B has satisfied the Party B's technical and economic requirements before it will qualify as a Pre-feasibility Study.

Such study shall incorporate reasonable estimates of: (a) a mineral reserve according to international standards and (b) capital costs for the development and start-up of the mine, mill and other processing and ancillary facilities required by the development and mining alternatives evaluated (based on flow-sheets, piping and instrumentation diagrams and other major engineering diagrams)

"Registration" shall mean filing and recording a counterpart of this Contract with the authorized government department in accordance with the provisions of laws.

"Company" shall mean a company (limited) that is set up in accordance with the Chinese laws by two Parties of this Contract.


Article 2:  Corporation Company
-------------------------------

2.1 The cooperation company ("COMPANY") shall be a company established as a legal person in China according to the China Company Law of the People's Republic of China and regulations.

2.2 Party A shall assist and cooperate with the Government departments in order to obtain the approvals for the COMPANY establishment as soon as possible after the signing of this Contract.

2.3 To facilitate the establishment of the COMPANY, Party A and Party B shall each appoint a person to coordinate the filing of the application to the Government for approval of the incorporation.

2.4 The name, registered address, registered capital and the total investment of the COMPANY shall be as follows:

     The Chinese name of the COMPANY is: [CHINESE NAME IN CHINESE SCRIPT]





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     The English name of the COMPANY is: Zhaoyuan Empire Gold Co., Ltd.
     The registered address of the COMPANY is: Canzhuang Town, Zhaoyuan City The amount of registered capital is: USD 500,000.00
     The amount of total investment is: USD 500,000.00

2.5 Party A and Party B's contributions to the registered capital or contributions as basis of cooperation shall be as follows:

     The Parties agreed that Party A shall contribute some tangible assets and the mining licenses to the COMPANY as the basis for the cooperation, and Party B shall contribute in cash, the detailed arrangement is as follows:

     2.5.1 Party A: Party A shall contribute its three Mining Licenses granted by the Shandong Land and Resources Administration Bureau in number of 3700000420370, 3700000430195 and 3700000430196 and some assets (equipments and instruments) to the COMPANY as the basis for cooperation. The estimated value of its total contribution is RMB 4,000,000 Yuan. Upon the COMPANY is established, any expenditure prepaid by Party A for the incorporation of the COMPANY, from the date of this Contract to the Company Incorporation Date, shall be recorded and set off as the set-up cost of the COMPANY.

     2.5.2 Party B: Party B shall contribute USD 500,000 in cash. Upon the COMPANY is established, any expenditure prepaid by Party B for the incorporation of the COMPANY, from the date of this Contract to the Company Incorporation Date, shall be recorded and set off as the set-up cost of the COMPANY.

     2.5.3 Party A and Party B's Contribution shall be finished at the following timetable:

               (a) No late than fifteen (15) days after this Contract be signed, Party A shall provide with Party B an list describing assets of its contribution as the basis of cooperation, and shall within sixty (60) days after insurance of the business license, complete all procedures in respect of transferring relevant equipments, instruments and mining licenses to the COMPANY.

               (b) Whereas the Parties would be required to provide the asset appraisals report on their contributions when conduct corporation registration application with the commerce and industry administrative authority, they hereby agree that the relevant fees for compile such appraisal report shall be






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                    prepaid by Party A, and will recorded and set off as the
                    set-up cost upon incorporation of the COMPANY.

               (c) Party B will contribute in one installment. That is in cash of USD 500,000 shall be paid to the COMPANY's bank account within thirty (30) days of this Contract be signed, the fund contributed shall be used for mineral explorations and exploitations after completion of all relevant governmental procedures and obtaining all approvals; and upon the contribution has been fully paid, within six (6) months Party B may have a right to contribute the same amount for expanding the exploration area and promoting productivity;

2.6 The Parties hereby ratify that they will rationally resolve the left questions which Party A had taken the mining licenses of Zhangjialing Area to cooperate with Linjia Village, a nearby village, and the village has invested certain amount no more than RMB 1,400,000 in this area. Two Parties agree after the company set up, Party B will assign auditor to make necessary audition and base on this audition report the company will buy out all these finished investment (equipment or asset), and all the payment shall be repaid with the tax free profit of the COMPANY. Party A guaranties that it will sign an agreement with the Linjia Village before the COMPANY is established.

2.7  The term of the COMPANY shall be 15 years.

2.8  The interest of two Parties and rate of profit allocation are as follows:

     2.8.1 The Parties shall allocate the profits of the COMPANY at the rate as set forth below: (i) after delivery of Party B's contribution USD 500,000.00, Party B shall have 50% interests of the COMPANY, and Party A shall have the other 50%; (ii) if Party B choose to contributed another USD 500,000 based on the mining procession, Party B shall then have 70% interests of the COMPANY, and Party A shall have 30% of the interest.

     2.8.2 If one Party has additional investment to the COMPANY after two Parties' contribution have fully been in place according to the stipulation rendered above, and Party B's another USD 500,000 besides its contribution has been invested, the additional investment should also be recalled by the investment Party from the tax free profit of the COMPANY before profit sharing begins. The recall of additional investment shall not affect the interest ratio between two Parties.

2.9  The purpose and business scope of the COMPANY shall be as follows:






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     The purpose of the COMPANY is to undertake exploration activities and commercial exploitation and mining. The business scope shall be stipulated in the Business License.

2.10 The board of directors and management body of the COMPANY

     2.10.1 The COMPANY shall have a board of directors ("Board"), the Board shall be the supreme authority of the COMPANY and compose five directors, Party A shall appoint two directors, and Party B shall appoint three directors. The Chief Director will be one of the five directors and appointed by Party B. The powers and functions of the Board shall be as follows:

               1) Formulating investment plans and guidance for achieving purpose of the COMPANY;

               2) Examining and approving the general manager's business plan and budget for exploration and exploitation activities.

               3) Examining and approving working reports submitted by general manager;

               4) Other issues provided by laws, regulations and this Contract;

               5) Other issues that the Board regards properly subjecting to its decision.

               Any decision made by the Board shall be documented in written, and the voting rules and procedures shall be provided in the Articles of Association.

     2.10.2 The general manager, the vice-general manager and the chief financial officer will form the management body of the COMPANY, and managing the company's ordinary operation under the overall supervision of the Board. The general manager shall be nominated by the Chief Director and appointed by the Board. The general manager will be authorized of rights to coordinate the company's operation. Party B shall appoint the vice-general manager, who will manage, supervise and inspect the COMPANY's exploration and exploitation activities on behalf of the Parties. The general manager shall submit an annual working report to the Board within sixty (60) days after the end of previous fiscal year the report shall include a financial analysis, an income statement, and a balance sheet and such other items as directed by the Board.




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               Party B shall appoint the chief financial officer. Either the general manager or the vice-general manager may concurrently serve as a director.

2.11 The management rules shall be a follows:

     2.11.1 The Board and the management shall be bound of the articles of association the COMPANY.

     2.11.2 The management rules and policies, in respects of human resource, mining exploration and exploration, and sales of products, shall be formulated by the vice-general manager and adopted by the Board timely after incorporation of the COMPANY

     2.11.3 The fiscal and financial procedures and policies shall be established by the board of directors and may be revised only with the approval of the board of directors.

     2.11.4 The fiscal and financial policies and procedures shall be supervised by the chief financial officer and vice general manager.

     2.11.5 The financial report, accounts, and records of the COMPANY shall be audited annually by an accounting institution, which is registered in China and doing an international accounting business. The COMPANY shall use the RMB as its accounting unit and the US$ as its complement accounting unit, and use both Chinese and English language in its account books.

2.12 The following provisions are to be followed by the COMPANY concerning the exploration and mining activities of the COMPANY:

     2.12.1 The Board shall have the right, to the extent of been authorized by this Contract and the Articles of Association, to decide whether or not to commercial production or take further exploration when the mining deposit of the said cooperative area is clarified.

     2.12.2 The gold and other products of the COMPANY shall be sold in accordance with the relevant regulations of the PRC government.

     2.12.3 Party A shall obtain all necessary legal documents to carry out the activities of the COMPANY.









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Article 3  Representations and Warranties
-----------------------------------------

Party A represents and warrants to Party B as follows:

3.1 That the Mining Rights set out in the Mining Licenses issued by the Government are defined as follows:

     Copies of the Mining Licenses are attached as Appendix B to this Contract.

3.2 That transfer consideration for the Mining Licenses and the Mining Rights described in Article 2 shall include not only the Mining License and the Mining Rights but also all relevant geological data. The geological data shall include all Data in the possession of Party A or Data that Party A can obtain including but not restricted to: filed geological charts of the area's in which the Exploration or Mining Activities took place in various scales; geological samples in various scales; trenching data, shallow well and drilling data; other data related to geology, geophysics, aerial data, geochemistry and remote sensing geological data.

3.3 That Party A owns and has the exclusive proprietary rights to the Mining Licenses and the Mining Rights described in Appendix B to this Contract; that title to the Mining Licenses and the Mining Rights are free and clear of all mortgages, liens, encumbrances and claims of any kind; that there is no litigation or there are no matters that could cause litigation related to the Mining Licenses and the Mining Rights.

3.4 That during the term of this cooperation, Party A will not mortgage, pledge, sell, lease or otherwise encumber title to the Mining Licenses and the Mining Rights when such licenses and rights are registered in the name of Party A.

3.5 That Party A has the legal right and capacity to conclude this Contract and to carry out the terms of this Contract subject only to the Government approvals noted in this Contract.

3.6 That until Party A transfers the Mining Licenses and Mining Rights pursuant to the terms of this Contract Party A shall retain ownership of such Licenses and rights, assure the legality and validity of such licenses and rights, undertake the rights and obligations required by the Government to maintain the such licenses and rights and assume the payment of all fees to maintain such licenses and rights.

3.7 With 15 days of the Parties signing this Contract, Party A shall provide all of the Data described in Article 3 (2) of this Contract and letters in




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     its possession pertinent to the Property, the Additional Area and the
     Mining Licenses to Party B.

3.8 Party A shall apply to all applicable Governments to ensure that the Exploration and Mining Areas are free from any infringement by Illegal Mining. Party A shall not within the term of Cooperation Company, directly or indirectly, independently or cooperating with any third party other than Party B to explore and exploit the territory provided under this Contract.

3.9 Provide to Party B, at the cost of Party A, all necessary information reasonably required by Party B to carry out its exploration activities including but not limited to geological prospecting, alterations of laws and regulations, local investment environmental and climate.

3.10 Upon the request of Party B and at the cost of the COMAPNY, provide supply support for construction sites, which shall include board and lodging, labor force, source of water, power and other required services, necessary for Party B to carry out exploration operations.

3.11 The relevant technologists or other workers shall be employed to assist the COMPANY in exploration or exploitation activities, based on the request of the Company, and the Company shall pay such technical personnel's remuneration according to the standards negotiated by the board of directors of the Company.

3.12 Upon the request of Party B and at the cost of Party B, Party A shall handle in its name, the formalities for use of the Property and Additional Areas.

Party B represents and warrants to Party A as follows:

3.13 Party B shall provide all agreed and necessary investment contributions and technologies, carry out the exploration activities and cooperate with Party A to establish the company as set out in this Contract.

3.14 Comply with the provisions of this Contract.


Article 4  Environmental Matters
--------------------------------

4.1 Both Parties agree to conduct an environmental audit (study) before the Company is established and to compile an inventory of environmental conditions. The Parties agree this audit shall be the basis for assigning liability according to the Environmental Protection Law of China, which states whoever causes environmental damage, is liable for that damage. Neither Party shall be responsible for any costs relating to environmental damage done to the Property before this Contract is signed.








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4.2  Party B shall not be liable for environmental damage to the Property after this Contract is signed that is not caused by Party B's Exploration Activities.

4.3 Party B acknowledges its and the JV's responsibility to operate in accordance with high environmental protection standards, and it will be responsible for environmental damages caused by the Company as provided in this Contract.


Article 5  Exploration Activities
---------------------------------

5.1 After this Contract is signed but before the establishment of the Company, Party B shall have the exclusive right, to conduct such exploration activities that Party B considers necessary and reasonable under the laws and regulations of China. Party B's rights shall include, but not be limited to: the right to sample, explore, excavate, trench, drill, test, perform environmental studies, take bulk samples, evaluate processing methods (including such as test heap leaching, vat leaching, etc.); verify existing data, conduct aerial and ground geophysical surveys and other surveys for mines according to China' s laws and regulations. Party B has the right to determine the timing, nature, and extent of exploration in its sole discretion, but Party B shall inform Party A of such exploration activities. During this period of time, Party A shall not either alone or in corporation with a third party apply for a mining license on any part of the Property or Additional Area that is the subject of this Contract

5.2 Upon establishment of the Company the rights set out in Article 2 to the benefit of Party B will be transferred to the Company.


Article 6  Labor Services
-------------------------

6.1 party B shall have the final right to decides the employees and laborers and salary issues, and to the progress (m/d), the core samples, etc. Also, Party A will be preferably awarded to provide exploration services to the Company except in those situations that Party A lacks the expertise needed to provide the required services as shall be determined by Party B in its reasonable discretion.

     Party A shall charge its services at a rate that is equal to the market standard or shall be otherwise agreed to by Party A and Party B.

6.2 Both Parties shall have the right to provide supervisory personnel and research specialists and to pay international rates to these employees, and the standard of bill consulting fees and overhead costs where appropriate shall be decided by the board of directors of the Company.





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Article 7   Termination, Dissolution and Liquidation
----------------------------------------------------

7.1 Party B has the right to terminate this contract if Party A defaults in the carrying out the terms of this Contract and such default renders failure of establishment of the Company. In such event, if Party B decides to terminate the Contract, it shall inform Party A 14 days prior to the effectiveness of the its decision. If according to provisions of this Contract, Party B terminates the contract, the COMPANY shall be subsequently dissolved.

7.2 If one party considers that the other party has failed to perform any part of the Contract, it shall give notice to the other party in writing with such notice to set out the default activities that are being alleged and the other party shall have 45 days after receipt of such notice to rectify the alleged failure, breach or default of performance if any exists, to rectify its activities or provide an reasonable explanation and evidence; This Article 7.2 will not apply to circumstances provided by Article 7.1.

     If this Contract is ruled be terminated by arbitration award, the COMPANY shall be subsequently dissolved.

7.3 If the Parties fail to reach any extension agreement or the extension agreement fail to be approved by the authority, the COMPANY shall automatically wind up.

7.4 If any of the following events occurs, the COMPANY shall be terminated by unanimous agreement of the Parties: (1) the company suffers continuous losses, or being bankrupted; (2) the company suffers material losses and can not carry on operation due to occurrence of any event of force majeure and subsistence of such event exceeds six months; (3) the initial purpose for incorporation of the COMPANY can not be reached.

7.5 A liquidation committee shall be formed when the COMPANY dissolves, the composition or other issues of the liquidation committee shall be provided by the Articles of Association.


Article 8   Default and Responsibilities
----------------------------------------

8.1 Unless this Contract terminated by Party B in accordance with Article 7.1, the Parties shall perform the obligations stipulated in this contract. If one party (the "Aggrieved Party ") thinks the other party (the "Non-Compliant Party") has failed to performed any of the terms, provisions





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     or conditions of this contract, the Aggrieved Party can notify the
     Non-Compliant Party by a written notice

8.2 If the Non-Compliant Party refuses to rectify its default or breach or failure according to this Contract in a reasonable time, the Aggrieved Party shall be entitled to claim damages in all losses suffered by the Aggrieved Party.


Article 9  Assignment and Transfer
----------------------------------

9.1 Either Party may assign in whole or in part its right, title, and interest in the Property and this Contract to any affiliate of the Party or other new parties. It is further agreed that either Party may assign, transfer or sell, in whole or in part, its rights under this Contract to any third party, subject to the consent of the other party, which consent shall not be unreasonably withheld.


Article 10  Exclusive Rights and Confidentiality
------------------------------------------------

10.1 The Parties agree that Party A shall not, subsequent to the date of this Contract and before termination of this Contract and operation of the Company, be engaged either directly or indirectly with cooperative exploration projects with any third party on the Property and the Additional Areas by the means of sign a commercial agreement.

10.2 Party B shall have the exclusive right to transfer or assign in whole or in parts it's interest, title, or right to other parties that will take part in the Exploration and Mining Activities in the Property and Additional Area. Provisions of Article 9 shall not limit party B's exercise of the right entitled hereunder.

10.3 The documents and the data of the Company and the Exploration and Mining Activities of Party A and Party B shall be kept in secret and is confidential information pursuant to this article. Each party or person shall not disclose to a third party or person such confidential information unless it is necessary to instruct its managers, employers, consultant and advisors to implementation affairs related to the provisions of this Contract. The scope of the confidential information shall be as follows:

     a) Exploration know-how, technologies, data and documents and appraisal report as the result of Exploration Activities.

b) Engineering analysis, mining data, related technologies and know-how, this is acquired as the result of Exploration Activities and Mining Operations.

c) The related documents which the Parties received or provided during communications with the Government agencies.






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     d)   The financial and fiscal documents and commercial paper, which is related to, the matters noted in this Contract.

10.4 Both parties shall be in unanimous agreement before news related to the Exploration Activities is released to the public and no Party shall represent itself as an agent of the other Party unless with the consent of the other Party. Provided that if after a request in writing to release information to the public is provided to one party to the other Party and the other Party does not respond for two clear days, then the information can be released to the public.

10.5 The provisions of this confidential Article shall remain in effect for a period of 2 years subsequent to the termination of the Company.


Article 11  Force Majeure
-------------------------

11.1 The failure to perform or to comply with any of the covenants or conditions hereof on the part of either Party to this contract shall not be a basis for cancellation or termination of this Contract during such times as such failure is caused, or compliance is prevented by weather or other acts of nature, earthquake, fire, flood, strike, civil or military authority, riots, terrorism, or regulations or their amendments, orders or circumstances beyond reasonable control of Party B which could not have been avoided by it by the exercise of due diligence. The time allowed or prescribed for performance of any duty or obligation affected by such event or circumstance shall be extended by a period equal to the length of such delay, hindrance, or prevention; and both Parties will discuss as to the actual length of the delay period;

11.2 The Party to this contract that is not able to perform the contract because of force majeure shall provide notice to the other Party promptly so as to reduce the probable losses to the other Party and provide evidence within a reasonable time limit.


Article 12  Governing Law
-------------------------

12.1   The laws of China shall govern this contract .


Article 13  Dispute and Arbitration
-----------------------------------

13.1 In the event that any dispute arises between the Parties, the Parties shall try to solve their dispute through negotiation and mediation. In the event that the two parties failure to reach an agreement through negotiation and mediation, the dispute will be settled by submitting the dispute to International Commercial and Industrial Arbitration Court in Geneva of Switzerland for final decision in accordance with its arbitration rules.

     The arbitration fee shall be borne by the losing party. The award shall be final and binding upon the parties, and the parties hereby agree to comply voluntarily with the award during the process of the arbitration, the execution of the Contract shall be continued except the part under arbitration. Both Parties must abide by the arbitration court's decision.


Article 14  Public Information
------------------------------

14.1 The Parties acknowledge that two Parties may be subject to legislation requiring the publication of results of exploration and mining development programs, and of operating results when production begins. All information shall be the property of the Company and will be held confidential by each of them.


Article 15  Notices
-------------------

15.1 Any Notice required to be given shall be sent to the addresses listed above by mail, or by courier, or electronically. If sent by mail it will be deem to have been given 14 days after mailing; if by courier, 7 days after sending; and electronically, 24 hours after being sent.

15.2 Party A and Party B's notices address, telephone numbers, contact persons as follow:

           Party A:
           --------
           Donggou Village, Zhaoyuan City, Shandong Province, China  265402
           Tel:   0535-8322268; 13805456539.
           Fax:   0535-83212127
           Contact person: Qizhi Liu

           Party B:
           --------
           410 Park Avenue, 15th Floor, New York, NY USA 10022
           Tel:   (212) 231-8171
           Fax:   (212) 202-4015
           Contact: Pini Althaus


Article 16  Entire Agreement
----------------------------

16.1 It is the intention of the Parties that this contract be binding on the Parties upon signing, and that this Contract embodies the entire agreement between the parties relating to the subject matter hereof and shall supersede all other agreements, assurances, conditions, covenants, or terms relating hereto, whether written or oral or antecedent or contemporaneous with the execution hereof. There are no covenants implied by or under this

     Contract, other than those of good faith and fair dealing. This contract may be modified or amended only by an instrument in writing signed by both parties.


Article 17  Equality of Languages
---------------------------------

This Contract shall be written in the Chinese language and the English language. Both languages are equally authentic and carry equal weight. In the event of discrepancy between the two above-mentioned versions, any conflicts that might arise will be settled by negotiation between both Parties or submitted to arbitration per Article 13 (Dispute and Arbitration).


Article 18  Miscellaneous
-------------------------

18.1 The codification and supplementing of this Contract: if it is necessary, on the unanimous agreement, the supplementary could be added which as part of this contract, and has the same effect as this Contract. The supplementary shall be in written and signed by both parties of this contract.

18.2 Appendix: there are three appendixes to this Contract; the appendixes form part of this Contract.

18.3 This Contract shall be filed with the properly Government agencies according the relevant requirements before or after the establishment of the Company.

18.4 This Contract shall be formalized in eight copies of which four shall be in Chinese and four shall be in English language, each Party shall hold four copies, 2 copies in the English Language and 2 copies in the Chinese language.

18.5 The date this Contract comes into effect: the Parties agree that this Contract shall be into effect once it is signed by both and approved by the authorized Government agency.

(This page is for signature)



IN WITNESS WHEREOF, the Parties hereto have signed this contract on March 31, 2006 in Zhaoyuan City, Shandong Province, China.



By:



/S/ Qizhi Liu
-----------------------------------------------------
Party A: Zhaoyuan Dongxing Gold Mining Co., Ltd.
Authorized representative: Qizhi Liu, Chairman and President



And



By:



/S/ Pini Althau
-------------------------------------------------------
Party B: Empire Gold Corp.
Authorized representative: Pini Althaus, Director and President

Appendix A          Exploration and Option agreement terms


1. The Exploration and Option Agreement ("EOA") in accordance with the terms and provisions hereinafter set out shall be effective in the same day of the Contract Approval Date which permitted by the authorized government or relevant government branch.

2. The term of the EOA shall be the same as the company.

3. The representations and warranties set out in the Contract applicable to the Exploration and Mining Licenses (include the depth-exploration licenses in the three mining licenses area rendered above) and Exploration Rights shall be incorporated into the EOA.

4. That during the term, Party A shall maintain the Mining and Exploration Licenses as provided for in this Contract.

5. Party B shall have the right to determine, in its sole discretion, which Exploration Licenses and Exploration Areas that it will focus its Exploration Activities (individually called a "Project" and collectively as "Projects") with each Project to be a separate venture with its own accounting, budget, time frame.

The Parties shall contribute to the Project no less then the minimum sums on Exploration Activities required to maintain the Exploration Licenses in good standing with the applicable Government authorities. The Parties shall also have the right at any time during the Term to have the COMPANY acquire the Project whereupon firstly, the COMPANY registered capital shall be increased by the amount the Parties contributed to the Project and secondly, the Interest ratio and profit allocation of the Parties in the COMPANY shall be in the proceeding way according to the Eight Clause set out in the Article 2 (8) of COOPERATION COMPANY CONTRACT.

6. Party B covenants that it will carry out Exploration Activities having a value of not less then the amount stipulated in the relevant law and rules of China during each year of the Term. If Party B carries out Exploration Activities in any year of the EOA Term that has a value in excess of the amount as stipulated rendered above, such surplus shall be carried over to the next year of the EOA Term and be credited against that next year's amount to be invested.

7. The value of the funds and the Exploration Activities of both Party A and Party with respect to the Exploration Licenses shall be accounted for each year and recorded in a manner agreed to by the Parties.

8. If Party B commences Exploration Activities concerning an Exploration License, it shall have up to 3 years to conduct its Exploration activities concerning such license

9. The rights set out in the EOA shall apply to all Exploration Licenses related to the Property and the additional area.

10. Party B shall have the right at anytime during the IOA Term to elect to have an Exploration License transferred to the company If Party B elects to have an Exploration License transferred to the company; the interest ratio of parties is the same of as the stipulation in Article 2 of this Contract.

11. If Party B, in its absolute discretion, determines that it would like to obtain exploration rights to some licenses blank part of the Property or the Area of Mutual Interest the COMPANY shall apply to the applicable Government for such rights. All costs of the application for such exploration rights shall be the responsibility of the COMPANY. The exploration rights so obtained shall be deemed part of the Exploration Licenses and be subject to the provisions of this Contract.

12. Party B may request, from time to time, during the Term of this Contract to have illegal mining, stopped in areas where Party B considers illegal mining is interfering with Party B's or the company's Exploration Activities or in areas where Party B considers illegal mining is damaging the potential value of the Property.

13. Party B may also request to have all illegal mining stopped on all of the Property at the time any of the Property's Exploration Licenses are transferred to the company pursuant to the terms of the EOA.

14. Party A shall be responsible for assisting the Government to stop and restrict illegal mining on the Property.

15. If some objective factors occurred after the COMPANY set up, and in subsequence Company want to terminate a project and both Parties agree forfeit the cooperation or project, these geological data that have been taken in the proceeding of the contract or project shall be transfer to one Party which choice to proceeding it continually without any compensation, but the relevant obligations and responsibilities shall be transferred to the Party also.

16. Party B have the exclusively priority right to acquire Party A to transfer the potential area licenses which hold by Party A to the COMPANY once Party B think it's a area worth to take exploration; once the licenses which be valued and appraisal be transfer into the COMPANY, Party B shall contributed to the COMPANY in cash pursuant to its interest ratio and the value of the transferred licenses.

Appendix B    The Detials of Mining Licenses
              ------------------------------

------------------ ----------------- --------------- --------------- -------- ---------------- ---------------
Title              Number            Effective Term  Categories      Point         X                Y
                                                     for Minerals               (Longitude)      (Latitude)
                                                     Exploration
                                                     and Area of
                                                     Deposit
------------------ ----------------- --------------- --------------- -------- ---------------- ---------------
Certificate of     3700000420370     9/2004          Gold, Silver    1        4141309.00       40520868.00
Mining License                       --9/2007                        2        4141377.00       40520950.00
                                                     0.0927 k(C)O    3        4141412.00       40520936.00
                                                                     4        4141540.00       40521327.00
                                                                     5        4141332.00       40521391.00
                                                                     6        4141205.00       40521020.00
                                                                     7        4141339.00       40520965.00
                                                                     8        4141273.00       40520889.00
------------------ ----------------- --------------- --------------- -------- ---------------- ---------------
Certificate of     3700000430195     6/2004          Gold            A        4140934.00       40520582.00
Mining License                       --6/2006        0.0101k(C)O     B        4140862.00       40520622.00
                                                                     C        4140988.00       40520717.00
                                                                     D        4141036.00       40520675.00
------------------ ----------------- --------------- --------------- -------- ---------------- ---------------
Certificate of     3700000430196     6/2004          Gold            A        4141650.00       40520760.00
Mining License                       --6/2006        0.0847k(C)O     B        4141910.00       40521050.00
                                                                     C        4141830.00       40521210.00
                                                                     D        4141490.00       40520944.00
------------------ ----------------- --------------- --------------- -------- ---------------- ---------------

                         [Place for Sticking Copy of the Certificate of License]

Appendix C    The Additional Area

This appendix includes the provisions applicable to the additional area.

Clause One.  The definition of the additional area is as follow:
"Additional Area" shall mean firstly all potential lands in ZhaoYuan City, Shandong Province, China, located outside the cooperate Property rendered in Appendix B, and secondly, mean the areas which is about 2.8KM(2) and located in Party A's Donggo Village, and its exploration licenses are held now by The Sixth geological team of Shandong Province.

Clause Two. Party A guaranty that Party A shall negotiate with The Sixth geological team of Shandong Province, and list the area rendered above as a part of additional area of this contract.

Clause Three. The detailed cooperation schedule between the COMPANY with the Sixth geological team of Shandong Province shall be decided by the COMPANY after its setting up, and Party B shall guaranty that the COMPANY have the exclusively right to cooperate with the Sixth geological team of Shandong Province in that additional area in the term of the COMPANY.

Clause Four.  New Partner(s)

     4.1 Subject to this contract, Party B shall have the right to assign its interest and right in the additional area separately to a third party or parties (hereinafter "New Partners") regardless that such third parties are domestic or foreign corporations. The New Partners as the assignees of all or part of Party B's interest shall not have such assignment reflected as a partner of the Company but rather, the New Partners shall only have a direct commercial relation through Party B for an interest in the Company and in the specified project.

     4.2 Party A confirms hereof that the right and interest of the New Partners shall be limited to an interest in the specified interest and right of Party B pursuant to its interest ratio in the company and in each specified project.

     4.3 Party A confirms Party B shall have the right to bring New Partners to participate in cooperation exploration and development in different potential areas (project).

Clause Five.  Enforceability

     This appendix is an important part of this Contract and has the same enforceability with the other provisions of this Contract.